Amendment No. 2

dated

February 24, 2022

to

SCHEDULE A

to the

Distribution Agreement

among

VELA Funds,

VELA Investment Management, LLC

and

Ultimus Fund Distributors, LLC

dated September 22, 2020, as amended

Fund Portfolio(s)

VELA Small Cap Fund
VELA Large Cap Plus Fund

VELA International Fund

VELA Income Opportunities Fund

The parties have duly executed this Amendment No. 2 to Schedule A as of the date first written above.

	VELA Investment Management, LLC		Ultimus Fund Distributors, LLC
By:	/s/ R H Dillon	By:	/s/ Kevin Guerette
Name:	R H Dillon	Name:	Kevin Guerette
Title:	Chief Executive Officer	Title:	President

VELA Funds
By:	/s/ Jason Job
Name:	Jason Job
Title:	President